EXHIBIT 10.53




February 17, 2004




Mr. Vince Kasch
16912 Tidewater Cove
Austin, TX 78717

Dear Mr. Kasch:

     It gives me great pleasure to invite you to join our team at Financial Industries Corporation (the "Company") as the Chief Financial Officer of the Company, effective March 15, 2004. As the CFO of the Company, your responsibilities will include all of the Company's accounting and reporting functions, its Sarbanes-Oxley compliance program, and supervision of its investment portfolio (including its real estate holdings). You will also be responsible for the Company's corporate communication program. In discharging these responsibilities, you will be expected to interact directly with the chairmen of the Executive/Governance, Audit, and Investment Committees. You will also have extensive interaction with the Company's outside investment manager, Conning & Co.

     Your salary will be $175,000 per year. In addition, you will be eligible for n annual bonus of $35,000, based on accomplishment of goals that you and I will define at the beginning of each year. Your salary and bonus may be changed each year, depending on your performance and the fortunes of the Company.

     In consideration of your agreement to join the company no later than March 15, 2004, the Company will pay up to $15,000 of any 2003 bonus that you forgo. You agree, however, first to seek you bonus from your current employer, and will offer your reasonable consultation through June 30 in support of such request.

     The Board of Directors intends to recommend to the Company's shareholders an equity ownership plan for approval at the Company's annual meeting in June. Assuming approval of the new plan, you will be granted options to acquire 20,000 shares of the stock of the Company. The exercise price of the options will be equal to the price of the Company's stock (as determined under the new plan) at the date that you countersign this offer letter; you will be vested in 25% of


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Mr. Vince Kasch
February 17, 2004
Page 2 of 3



the options on the first anniversary of your acceptance of this offer, and an additional 25% on each the following three such anniversaries. The options will vest immediately, however, in the event of (i) acquisition of more than 50% of the Company's stock by a single shareholder (or affiliated shareholders) or (ii) a change in the majority of the members of the Company's Board of Directors within a six-month period. The Board expects that the new plan will provide for ongoing grants of stock options; you will be eligible (depending, of course, upon your performance) to participate in such future grants. If the plan is not adopted, the Company will pay you, ratably over 24 months the value of the 20,000-share option as of five business days after rejection of the plan (calculated using the Black-Scholes option-pricing formula).

     As an employee of FIC, you will be eligible to participate in the full range of the Company's benefit programs. Beginning the first of the month following 30 days of employment, FIC provides a variety of options for medical and dental insurance coverage's, supplemented by a Section 125 plan. FIC will provide you with Company-paid life insurance of $50,000 annually, business travel insurance and long-term disability insurance, and the option to purchase additional accidental death, optional and dependent life insurance. In addition, we provide a 401(k) plan with matching contributions of FIC stock, sick leave and vacation plans, and an employee stock purchase plan. Although some of these plans may change from time to time, and you will be subject to such changes, you can see that the Company is committed to maintaining ample benefit plans for its employees. You will be eligible for three weeks of vacation in your first year of employment. The Company will also pay for the fees and travel associated with your continuing education requirements.

     You will report to the CEO& President of the Company and will discharge such duties as he may assign to you from time to time. You will be required to devote your full-time business attention and activities (other than the management of your own investments and your service on Boards of Directors approved by the CEO& President) exclusively to the Company's business. You will be an employee at will of the Company. Should the Company discharge you from employment without cause, you will be entitled to a continuation of your salary payments for six months after the date of termination.



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Mr. Vince Kasch
Febreuary 17, 2004
Page 3 of 3



     As the Chief Financial Officer of the Company, you will be required to sign both the Company's Business Ethics Policy and its Code of Ethics for Senior
Executives and Financial Officers. I have enclosed copies of both for your review and signature. In addition, as a member of the senior management team of the Company, you will be expected to exemplify in all your actions and communications, inside and outside the Company, the high standards of professionalism, honesty, candor, competence, and graciousness that we intend to make the hallmark of FIC going forward. I and the Board, reposing great confidence in your ability to more than meet these standards, urge you to accept this offer and join our happy band.

     This offer will remain open until the close of business on Tuesday, February 17, 2004, unless earlier accepted by you or revoked by me in writing. If you have questions or would like to discuss the terms of the offer, please call me. To signify your acceptance of the offer, please countersign a copy of the letter and return it to me by fax at (512) 404-5129.

                                        Sincerely your


                                        /s/ J. Bruce Boisture
                                        ________________________________
                                        J. Bruce Boisture
                                        CEO & President




Accepted and agreed:


 /s/ Vince L. Kasch
_________________________
Vince Kasch

Date:     2/17/04
     ____________________